EXHIBIT 99.2



                      WRITTEN CONSENT WITHOUT MEETING
                        OF ALL OF THE DIRECTORS Re:
                          CANCELLATION OF SHARES
                     WRITTEN CONSENT TO ACTION WITHOUT
                       MEETING OF ALL THE DIRECTORS
                            OF ANTON DIST. INC.
                           A MONTANA CORPORATION

           The undersigned , being all the Directors of Anton Dist. Inc. a
Montana    corporation, pursuant to the company's Bylaws of the
Corporation, hereby consents to The following action without a meeting, and waives notice or other meeting requirements.

WHEREAS:

      The directors of the corporation considers it in the best interest of the corporation for Kenneth Larsen, President of the corporation to gift back 1.5 million of his personal common shares to the corporation for cancellation.

RESOLVED THAT:

    1. The Corporation of record November 15, 2001 does hereby accept 1.5 million common shares of the company owned by Kenneth Larsen. These shares will be cancelled and stricken from the share registry of the Corporation as of today's date.

Dated this 15th day of November, 2001

/S/ Dawn Pacina
     Dawn Pacina, Secretary

Approval: the undersigned being all the directors of the corporation consents to all actions taken hereby.


/S/ Kenneth Larsen                 /S/ Dawn Pacina
Kenneth Larsen, director
 and President                  Dawn Pacina,director and Secretary